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                    September 2, 2021

       Redgie Green
       Chief Executive Officer
       Atlas Technology Group, Inc.
       PO Box 147165
       Lakewood, CO 80214

                                                        Re: Atlas Technology
Group, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed July 29, 2021
                                                            File No. 000-28675

       Dear Mr. Green:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Michael Littman